Exhibit 99.1

Company Contacts:
Mark Donohue
Sr. Director Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com

Impax Laboratories Appoints Carole Ben-Maimon, M.D.
President of Global Pharmaceuticals

HAYWARD, Calif. September 6, 2011 – Impax Laboratories, Inc. (NASDAQ: IPXL) announced today the appointment of Carole Ben-Maimon, M.D. as president of Global Pharmaceuticals, the Company’s generic pharmaceutical division. In this role, Dr. Ben-Maimon will report to Impax’s president and chief executive officer and be responsible for expanding Impax’s generic business by growing capability in the U.S. market while driving global opportunities through partnerships and actively exploring M&A opportunities.

Dr. Ben-Maimon comes to Impax with a broad base of executive experience in the pharmaceutical industry. She was most recently senior vice president, corporate strategy consulting to the president, chief executive officer and investors at Qualitest Pharmaceuticals, Inc. Prior to her role at Qualitest, she held executive positions with Barr Pharmaceuticals, including president and chief operating officer of Duramed Research (formerly known as Barr Research), a subsidiary of Barr Pharmaceuticals Inc. and with Teva Pharmaceuticals USA where she was senior vice president, Science and Public Policy. From 1996 to 2000, she served as senior vice president, Research and Development at Teva. She has also served as president and chief executive officer of Alita Pharmaceuticals, Inc. – a company which she founded. She served as the chairman of the board of the Generic Pharmaceutical Association from 2000 to 2003, and is also a published author of numerous scientific and clinical articles. Dr. Ben-Maimon is a graduate of Thomas Jefferson Medical College and received a bachelor of arts in biology from The University of Pennsylvania where she graduated magna cum laude. She is board certified in internal medicine, and completed clinical and research training in nephrology at Thomas Jefferson University.

“We are very pleased that Carole joins Impax and will be leading our generics division,” said Larry Hsu, Ph.D., president and chief executive officer, Impax Laboratories. “She is an accomplished executive with extensive pharmaceutical leadership experience. Her addition further enhances our management team and will be a key contributor in growing our generics business.”

Dr. Ben-Maimon commented, “I am delighted to have the opportunity to devote my talents and experience to help the generics business grow. Impax has already distinguished itself with technological innovation and I believe we can capitalize on the rare capability even further through careful product selection and strategic investments and partnerships”.

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (“Impax”) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Website at: www.impaxlabs.com.

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